STATE OF NORTH CAROLINA
                                                 DEFERRED COMPENSATION AGREEMENT
COUNTY OF MECKLENBURG



         This Deferred Compensation Agreement is made this 14th day of June, 1999, by and between SPEIZMAN INDUSTRIES, INC., a Delaware corporation with its principal office at Charlotte, North Carolina, hereafter referred to as the CORPORATION, and JAMES H. McCORKLE of Mecklenburg County, North Carolina, hereinafter referred to as the EXECUTIVE.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the EXECUTIVE has been in the employ of the CORPORATION for several years;

         NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

         1.       EMPLOYMENT.
                  -----------

         The CORPORATION agrees to employ the EXECUTIVE as the CORPORATION may from time to time determine. The EXECUTIVE will be required to comply with such rules and regulations as are applicable to the specific performance of the EXECUTIVE'S usual and customary corporate responsibilities. The EXECUTIVE will continue in the employ of the CORPORATION in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the CORPORATION.

         2.       DEFERRED COMPENSATION.
                  ----------------------

         If the EXECUTIVE continues in the employment of the CORPORATION until he attains the age of sixty-five (65), which date is hereby established as October 2, 2027, he may retire from active service and the CORPORATION will pay to him one hundred eighty (180) monthly installments of $7,305 each until he attains the age of eighty (80) years, or until his death, whichever first occurs. The first monthly installment will be due the first day of the month following his retirement. If the EXECUTIVE dies after age sixty-five (65) but before age eighty (80) and while receiving the foregoing monthly payment, there will be payable a like sum in monthly installments of $7,305 each to such individuals or trusts as the EXECUTIVE may have designated in writing, as filed with and approved by the CORPORATION, until the expiration of fifteen (15) years next following the date of the retirement of the EXECUTIVE. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the EXECUTIVE will be payable to his duly qualified executor or administrator.

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

         3.       DEATH.
                  ------

         If the EXECUTIVE dies while employed by the CORPORATION at any time after the date of this Agreement but before his attaining the age of sixty-five
(65) years, the CORPORATION will pay the sum per month specified below for the year of decease for a period of one hundred and eighty (180) months to such individuals or trusts as the EXECUTIVE may have designated in writing, as filed with and approved by the CORPORATION. The said monthly payments will begin the first day of the month following the month in which the EXECUTIVE dies. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the EXECUTIVE will be payable to his duly qualified executor or administrator. The sum payable per month, as provided above, is as follows:

                           SCHEDULE OF DEATH BENEFITS
                           --------------------------

         YEAR OF DEATH                                  MONTHLY INSTALLMENTS
         -------------                                  --------------------

         1999 THROUGH 2027                                    $9,270

         Any excess death benefit available on account of any insurance purchased on the life of the EXECUTIVE will be paid to the EXECUTIVE's beneficiary.

         If the EXECUTIVE dies within two (2) years after the execution of this Agreement, and if his death is a result of suicide, then, and in such event, the death benefit provided by this section will not be payable.

         4.       DISABILITY.
                  -----------

         If during the period of active service before October 2, 2027, EXECUTIVE becomes totally and permanently disabled, which disability renders him unable to perform his duties in a manner satisfactory to the CORPORATION, the CORPORATION by a resolution duly adopted by its Board of Directors may terminate the active service of the EXECUTIVE. In the event of such disability and termination of active service, the CORPORATION will pay the EXECUTIVE the lesser of sixty percent (60%) of his monthly salary just before his disability, or $8,000 per month, such payments to commence after a ninety (90) day waiting period, and payable monthly thereafter until the EXECUTIVE reaches age sixty-five (65) or October 2, 2027. If the EXECUTIVE reaches age 65 while disabled the CORPORATION will abide by the provisions of Article 2 of this Agreement. If the EXECUTIVE dies between the time he becomes disabled and the date he reaches age sixty-five (65) the CORPORATION will abide by the provisions of Article 3.

         5.       RESIGNATION, ETC.
                  -----------------

         If the EXECUTIVE voluntarily resigns or otherwise voluntarily terminates his employment with the CORPORATION, or if he is discharged for fraudulent actions, before October 2, 2027, this Agreement will terminate upon the date of such resignation, other voluntary termination of employment or discharge, and no other benefits or payments of any kind are to be made hereunder.

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

                  A. If the employment of the EXECUTIVE terminates before October 2, 2027, other than by his voluntary action, his disability, his death or his discharge for fraudulent actions, then this Agreement will terminate upon the date of such termination of employment, and the CORPORATION will pay to the EXECUTIVE as severance compensation in the amount outlined in the following schedule, predicated on the year in which severance occurs. These amounts will be paid to the EXECUTIVE in one hundred eighty (180) monthly installments commencing with the first day of the month following the month in which such severance occurs:

                                    SCHEDULE OF SEVERANCE PAYMENTS

                  YEAR OF TERMINATION                MONTHLY INSTALLMENTS

                           1999                                        $    8
                           2000                                            17
                           2001                                           101
                           2002                                           198
                           2003                                           301
                           2004                                           408
                           2005                                           520
                           2006                                           638
                           2007                                           762
                           2008                                           892
                           2009                                         1,028
                           2010                                         1,216
                           2011                                         1,442
                           2012                                         1,693
                           2013                                         1,962
                           2014                                         2,245
                           2015                                         2,543
                           2016                                         2,855
                           2017                                         3,180
                           2018                                         3,519
                           2019                                         3,863
                           2020                                         4,234
                           2021                                         4,621
                           2022                                         5,026
                           2023                                         5,448
                           2024                                         5,888
                           2025                                         6,345
                           2026                                         6,820
                           2027                                         7,305



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         If the EXECUTIVE should die after such involuntary severance but before the completion of the monthly payments provided for in this Article, the remaining installments will be paid to such individual or individuals or Trusts as the EXECUTIVE may have designated in writing, as filed with and approved by the CORPORATION. In the absence of any effective designation of beneficiary, any such amount will be payable to the duly qualified Executor or Administrator of the EXECUTIVE.

         6.       LIMITATIONS ON BENEFITS.
                  ------------------------
         Neither the EXECUTIVE nor any beneficiary under this Agreement will have any power or right to transfer, assign, anticipate, mortgage, commute, or otherwise encumber in advance any of the benefits payable hereunder, nor will said benefits be subject to seizure for the payment of any debt or judgment of any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. If the foregoing restriction is violated, all benefits will cease and terminate.

         7.       OTHER BENEFITS.
                  ---------------
         Nothing contained in this Agreement will be construed to alter, abridge or in any manner affect the rights and privileges of the EXECUTIVE to participate in any Pension, Profit Sharing, or other qualified Retirement Plan which the CORPORATION may now or hereafter have.

         8.       BINDING AGREEMENT.
                  ------------------
         This Agreement will be binding upon and inure to the benefit of the EXECUTIVE and his personal representatives, and the CORPORATION, and any successor organization which succeeds to substantially all of its assets and business.

         9.       NOTICE.
                  -------
         Any notice or communication required of either party with respect to the Agreement will be made in writing and may either be delivered personally or sent by first class mail to the parties at the addresses set out below:

                  A.       To CORPORATION:

                           SPEIZMAN INDUSTRIES, INC.
                           701 Griffith Road
                           Charlotte, NC 28217

                           P.O. Box 242108
                           Charlotte, NC 28224
                           ATTN:  Robert S. Speizman, President


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                  B.       To EXECUTIVE:

                           James H. McCorkle
                           7708 Covey Chase Drive
                           Charlotte, NC  28210

Each party will have the right by written notice to change the place to which any notice may be addressed.

         10.      NOT AN EMPLOYMENT CONTRACT.
                  ---------------------------

         This Agreement will not be deemed to constitute a contract of employment between the parties hereto, nor will any provision hereof restrict the right of the CORPORATION to discharge the EXECUTIVE, or restrict the right of the EXECUTIVE to terminate his employment.

         11.      TRADE SECRETS.
                  ---------------

         EXECUTIVE agrees that CORPORATION's relation with its customers is one of its most valuable assets, and that the identity, equipment needs, new product developments, and the like of both CORPORATION and its customers is of a confidential nature. Such information is herein called "trade secrets".

Trade secrets include documents supplied to EXECUTIVE by CORPORATION, or prepared by EXECUTIVE as a consequence of the duties of his employment by CORPORATION, including customer lists, sales records, and trade secrets as otherwise defined by law. Therefore, in consideration of the premises, and of CORPORATION's need to protect its trade secrets, the parties agree as follows:

                  A. EXECUTIVE agrees to retain in strict confidence and not to use without the written consent of CORPORATION any trade secrets received by EXECUTIVE pursuant to his employment by CORPORATION, other than for the purposes of carrying out his duties as its employee.

                  B. If EXECUTIVE leaves the employment of CORPORATION for any reason whatsoever, he agrees that he will not engage in the activity of selling any equipment which is the same as or similar to the equipment sold by the CORPORATION during his term of employment, in competition with the sales activities of CORPORATION, within a radius of 150 miles of CORPORATION's office in Charlotte, North Carolina for a period of three (3) years after any termination of EXECUTIVE's employment with corporation.

                  C. The parties acknowledge that any breach of the covenants contained in this paragraph 11 would entail irreparable injury to the good will of CORPORATION and would jeopardize its competitive position in its market place. Accordingly, EXECUTIVE agrees that any breach on his part of the matters hereinabove undertaken to be observed and performed by him would entitle CORPORATION as a matter of right to a restraining order and/or an injunction to

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

restrain him from the breach of the said undertaking and to other equitable relief to prevent any such actual intended or likely breach, as well as its remedies available at law, including the right to suspend or terminate any monthly payment that may otherwise be due under this Agreement. EXECUTIVE consents that CORPORATION may instruct any insurance company or trustee issuing or holding any insurance policy related to this Agreement to suspend or terminate any payment that otherwise may be due, on account of a breach of this paragraph 11.

         IN WITNESS WHEREOF, the parties have executed this Agreement pursuant to authority duly given.

(CORPORATE SEAL)                      SPEIZMAN INDUSTRIES, INC.




                                       By: /s/ Robert S. Speizman, President
                                          -----------------------------------
ATTEST:                                   ROBERT S. SPEIZMAN
                                          President

/s/ Dana Russell
------------------------------
Assistant Secretary                   /s/ James H. McCorkle
                                      ---------------------------------------
                                      JAMES H. McCORKLE








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